Exhibit 99.1

StockerYale and Virtek Reach Agreement on Waiver of

Shareholder Rights Plan

StockerYale Extends Bid until August 14, 2008

SALEM, N.H.—August 1, 2008 —StockerYale, Inc. (NASDAQ: STKR) today announced today that Virtek Vision International Inc. and StockerYale, Inc. have reached agreement that Virtek will waive the application of its shareholder rights plan to StockerYale’s offer to acquire the issued and outstanding Common Shares of Virtek in order to allow StockerYale to take up shares of Virtek on or after 5:00 pm (Toronto Time) on August 14, 2008. In connection with this agreement, StockerYale has extended the expiry date of its takeover bid from 11:59 p.m. (Toronto time) on August 8, 2008 until 11:59 p.m. (Toronto time) August 14, 2008, unless extended.

As a result of this Agreement, StockerYale has agreed to withdraw its application before the Ontario Securities Commission for a cease trade order in relation to the Shareholder Rights Plan.

“We are very pleased to have reached this agreement with Virtek which provides a definitive date for the satisfaction of a key condition of our takeover bid, and most importantly allows for the consideration of our offer by Virtek’s shareholders,” said Mark W. Blodgett, StockerYale’s President and Chief Executive Officer. “As a result of the constructive manner in which this agreement has been reached, the Virtek shareholders can now fully consider our offer. We are confident, given the overwhelming support we have received from Virtek’s shareholders, that we will obtain the requisite number of Common Shares tendered and that our proposed transaction will soon be completed.”

On July 28, 2008, StockerYale announced that it has increased its offer in its cash takeover bid for Virtek to CDN$0.80 per Common Share, consisting of CDN$0.70 per Common Share at closing, plus a cash distribution of CDN$0.10 per Common Share within 60 days after StockerYale obtains 100% of the issued and outstanding shares of Virtek. The CDN$0.10 cash distribution per Common Share will be paid to each Virtek shareholder.

StockerYale will send formal notice of the extension to all Virtek shareholders today.

StockerYale has no current intention to acquire Virtek shares outside of the takeover bid.

How to tender your shares to StockerYale:

Shareholders wishing to tender their shares to StockerYale are encouraged to contact The Laurel Hill Advisory Group, toll free at 1-888-211-2293.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

The Piacente Group, Inc.

Sanjay M. Hurry, 212-481-2050

Investor Relations Counsel, StockerYale

sanjay@tpg-ir.com